Exhibit 99.1

            Atlantic Coast Federal Corporation Terminates
               Its Second-Step Conversion and Offering

    WAYCROSS, Ga.--(BUSINESS WIRE)--Dec. 12, 2007--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today announced the termination of its second-step conversion and offering. The Company had previously extended the community offering to December 28, 2007. Subscriptions received to date are not sufficient to reach the minimum of the offering range and will be returned with interest, as provided in the prospectus dated October 12, 2007, to the subscribers of Atlantic Coast Financial Corporation common stock. As a result of the termination of its second-step conversion and offering, Atlantic Coast Federal Corporation currently estimates that it will expense approximately $1.1 million, net of tax, in offering expenses in the fourth quarter of 2007.

    Robert J. Larison, Jr., President and Chief Executive Officer of Atlantic Coast Federal Corporation, said, "Market conditions for bank and thrift stocks, especially in the Florida market, have changed significantly since we began the stock offering process seven months ago. The ongoing problems in the residential mortgage lending market continue to depress the securities market for most financial institutions. Taking into consideration many factors, including the impact of the stock offering on our minority stockholders, the Board of Directors has determined not to conduct a stock offering at this time. We believe that it is in the best interests of the stockholders of Atlantic Coast Federal Corporation and the members of Atlantic Coast Federal, MHC (the depositors of Atlantic Coast Bank) to terminate this stock offering until market conditions for second step conversions improve."

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

    Atlantic Coast Federal Corporation, the holding company for Atlantic Coast Bank had approximately $915.7 million in assets as of September 30, 2007. Atlantic Coast Bank is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

    This news release contains certain forward-looking statements. These include, but are not limited to, statements regarding the anticipated size and timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Atlantic Coast Federal Corporation and Atlantic Coast Bank, and changes in the securities markets.

    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376